Biohaven Pharmaceutical Holding Company Ltd. Kingston Chambers P.O. Box 173 Road Town, Tortola British Virgin Islands
5 March 2021
Dear Sirs
Biohaven Pharmaceutical Holding Company Ltd. (the "Company")
We have acted as counsel as to British Virgin Islands law to the Company in respect of the proposed resale of an aggregate of 115,836 common shares in the Company with no par value (the "Shares") issued to various shareholders of Kleo Pharmaceuticals, Inc. (each, a "Selling Shareholder") pursuant to an agreement and plan of merger dated 1 January 2021 between Biohaven Therapeutics Ltd., Kleo Acquisition, Inc., Kleo Pharmaceuticals, Inc. and Shareholder Representative Services LLC (the "Kleo Agreement") and the proposed resale of an undetermined number of common shares as may be resold from time to time by certain selling shareholders to be named in prospectus supplements to the prospectus (the "Future Selling Shareholders") included in the Registration Statement (as defined below) (the “Additional Shares”). We have been asked to provide this legal opinion in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "SEC Act") (the "Registration Statement").
1    Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1    The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 4 March 2021, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").
1.2    The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 4 March 2021 at the British Virgin Islands High Court Registry (the "High Court Registry").
1.3    The written resolutions of the board of directors passed on 13 December 2020 (the "December 2020 Resolutions") and the written resolutions of the board of directors passed on 5 March 2021 (the "March Resolutions", and, together with the December 2020 Resolutions, the "Resolutions").
1.4    A Certificate of Incumbency dated 26 February 2021, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").

1.5    A certificate from a director of the Company (the "Director's Certificate").
1.6    An extract of the register of members of the Company dated 4 March 2021 issued by American Stock Transfer & Trust Company, LLC, evidencing the Selling Shareholders as the holders of the Shares, as applicable (the "Extract of the Register of Members").
1.7    The Registration Statement.
2    Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1    The Kleo Agreement was and is authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (including, without limitation, the laws of the British Virgin Islands).
2.2    The Kleo Agreement was and is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws (including, without limitation, the laws of the British Virgin Islands).
2.3    Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.4    All signatures, initials and seals are genuine.
2.5    That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.6    The Memorandum and Articles remain in full force and effect and are unamended and that there are a sufficient number of authorised shares to allow for the issuance of the Shares and that there were, or will be, a sufficient number of authorised shares to allow for the issuance of the Additional Shares.
2.7    The Resolutions were each signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director's interests in the Registration Statement, and have not been amended, varied or revoked in any respect.
2.8    The members of the Company (the "Members") have not restricted or limited the powers of the directors of the Company in any way.
2.9    No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares or the Additional Shares.
2.10    The Company received money or money's worth in consideration for the issue of the Shares and will receive money or money’s worth in consideration for the issue of the Additional Shares, and none of the Shares were issued and none of the Additional Shares were, or will be, issued for less than par value.
2.11    The issue of the Shares to the Selling Shareholders by the Company as contemplated by the Kleo Agreement, as applicable, was authorised and such Shares were legally issued, fully paid and non-assessable (as a matter of all relevant laws, other than the laws of the British Virgin Islands) and all conditions to the issuance of the Shares pursuant to the Kleo Agreement were satisfied.
2.12    The issue of the Additional Shares to the Future Selling Shareholders were, or will be, authorised, and such Additional Shares were, or will be, legally issued fully paid and non-assessable and all conditions to the issuance of the Additional Shares will have been satisfied.
2.13    The completeness and accuracy of the Extract of the Register of Members as at the date of this opinion and that the Shares are duly registered, and continue to be registered, in the name of the Selling Shareholders and that the Additional Shares have been, or will be, duly registered, and will continue to be registered, in the name of the Future Selling Shareholders.
2.14    There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3    Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1    The Shares held by the Selling Shareholders to be resold as contemplated by the Registration Statement were duly authorised, and when issued and paid for in the manner described in the Kleo Agreement and in accordance with the Resolutions, such Shares were legally issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.
3.2    With respect to the Additional Shares, when (i) the Company has taken all necessary corporate action to authorise and approve the issuance of the Additional Shares, (ii) such Additional Shares have been issued and paid for in the manner described in the any such applicable resolutions, and (iii) the issue of such Additional Shares has been recorded in the register of members of the Company, such Additional Shares will be legally issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.
4    Qualifications
The opinions expressed above are subject to the following qualifications:
4.1    We have not reviewed the Kleo Agreement or any documents relating to the Additional Shares save as expressly referred to in paragraph 1 of this opinion and our opinions are qualified accordingly.
4.2    We express no view as to the commercial terms of the Kleo Agreement or any documents relating to the Additional Shares or whether such terms represent the intentions of the parties and we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.3    Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).
4.4    Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.5    In this opinion, the phrase "non-assessable" means, with respect to the Shares or the Additional Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares or the Additional Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of Securities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.
This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

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